Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement

between

Fidelity Diversifying Solutions LLC

and

Fidelity Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Effective Date
Fidelity Greenwood Street Trust	Fidelity Dynamic Buffered Equity ETF	12/01/2024
Fidelity Greenwood Street Trust	Fidelity Hedged Equity ETF	12/01/2024
Fidelity Greenwood Street Trust	Fidelity Hedged Equity Fund	12/01/2024
Fidelity Greenwood Street Trust	Fidelity Risk Parity Fund	12/01/2024
Fidelity Greenwood Street Trust	Fidelity SAI Alternative Risk Premia Commodity Strategy Fund	12/01/2024
Fidelity Greenwood Street Trust	Fidelity SAI Alternative Risk Premia Strategy Fund	12/01/2024
Fidelity Greenwood Street Trust	Fidelity SAI Convertible Arbitrage Fund	12/01/2024
Fidelity Greenwood Street Trust	Fidelity Yield Enhanced Equity ETF	12/01/2024
Variable Insurance Products Fund VI	Hedged Equity Portfolio	12/01/2024

Fidelity Diversifying Solutions LLC	Fidelity Management & Research (Hong Kong) Limited

By: /s/ Christopher J. Rimmer	By: /s/ Sharon LeCornu
Name: Christopher J. Rimmer	Name: Sharon LeCornu
Title: Treasurer	Title: Director